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                                                                    EXHIBIT 24.1


To the Board of Directors
Seychelle Environmental Technologies, Inc.
32921 Calle Perfecto
San Juan Capistrano, California 92675


We consent to the incorporation by reference in the Registration Statement on Form S-8 of Seychelle Environmental Technologies, Inc. of our report dated June 5, 2001, relating to the consolidated balance sheet of Seychelle Environmental Technologies, Inc. and subsidiaries as of February 28, 2001, and the related statements of operations, stockholders' deficit, and cash flows for the fiscal year ended February 28, 2001, which report appears in the February 28, 2001 annual report on Form 10-KSB of Seychelle Environmental Technologies, Inc.



                          /s/ Rushall Reital & Randall




Solana Beach, California
February 25, 2002